As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-140771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA MEDICINE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	51-0539830
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

Guangri Tower, Suite 702

No. 8 Siyou South 1st Street

Yuexiu District

Guangzhou, China 510600

(Address of principal executive offices) (zip code)

2006 Long-Term Incentive Plan

(Full title of the Plan)

United Corporate Services, Inc.

202 South Minnesota Street

Carson City, Nevada 89703

(800) 899-8648

(Name and address of agent for service)

(800) 899-8648

(Telephone number, including area code, of agent for service)

Copy to:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036-6569

(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, No. 333-140771, which was originally filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2007 (the “Registration Statement”), of China Medicine Corporation (the “Company”), is being filed to terminate the effectiveness of the Registration Statement and remove from registration all securities reserved for issuance under the Company’s 2006 Long-Term Incentive Plan (the “Plan”) which have not yet been issued under the Plan as well as securities which have been issued upon the exercise of stock options granted under the Plan but have not yet been resold. The Registration Statement initially registered a total of 1,575,000 shares of common stock, par value $.0001 per share (“Common Stock”), of the Company under the Plan.

In the Company’s Current Report on Form 8-K, which was filed with the SEC on September 27, 2012, the Company announced its intention to deregister its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On October 4, 2012, the Company filed a Form 15 to suspend its reporting obligations under Section 13 of the Exchange Act. The deregistration will become effective 90 days from the filing of the Form 15. In connection with such actions, the Company terminated the offering contemplated by the Registration Statement.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of Common Stock and all other securities registered under the Registration Statement which remain unsold or otherwise unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou in the People's Republic of China on this 21st day of December, 2012.

CHINA MEDICINE CORPORATION

By:	/s/ Senshan Yang
Senshan Yang Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Senshan Yang	Chief Executive Officer	December 18, 2012
Senshan Yang	(Principal Executive Officer)

/s/ Henry Ho	Chief Financial Officer	December 18, 2012
Henry Ho	(Principal Financial Officer)

/s/ Rachel Gong	Director	December 18, 2012
Rachel Gong

/s/ Ian Robinson	Director	December 18 2012
Ian Robinson

/s/ Ryan Shih	Director	December 17, 2012
Ryan Shih